PROSPECTUS

                                [GRAPHIC OMITTED]

                               10,516,927 Shares

                                  Common Stock
                               ------------------
     This Prospectus relates to the proposed sale from time to time of up to 10,516,927 shares (the "Shares") of the common stock, par value $.001 per share (the "Common Stock"), of Applied Cellular Technology, Inc., a Missouri corporation (the "Company"), in the amount and in the manner and on terms and conditions described herein, by the Selling Shareholders. See "Selling Shareholders." The Selling Shareholders may sell the Shares in one or more transactions (which may include "block transactions") on the Nasdaq Small-Cap Market, in the over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchaser(s) of Shares for whom they may act as agent or to whom they may sell as principals, or both. The Selling Shareholders and the brokers and dealers through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act of 1933, as amended (the "Securities Act"), and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution" and "Selling Shareholders." The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders and will bear all the expenses incurred in connection with registering this offering of the Shares.

     The Shares have been or will be issued by the Company from time to time (a) in various acquisition transactions, (b) in consideration for services rendered to the Company or (c) on exercise of warrants previously issued by the Company, all as described herein. See "Selling Shareholders." The registration of the Shares has been effected pursuant to agreements entered into by the Company with the Selling Shareholders. Although such registration will allow the sale of the Shares by the Selling Shareholders from time to time as described herein, the Company believes that the Selling Shareholders do not currently intend to sell all or substantially all of the Shares.

     The Common Stock of the Company is listed on the Nasdaq Small-Cap Market under the symbol "ACTC." On November 12, 1997, the last reported sale price of the Common Stock on the Nasdaq Small-Cap Market was 7.125 per share. See "Price Range of Common Stock."

                           --------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 4 IN THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                           --------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                           --------------------------



                The date of this Prospectus is December 8, 1997.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. This Web site can be accessed at http://www.sec.gov. Quotations relating to the Company's Common Stock appear on the Nasdaq Small-Cap Market, and such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document filed or incorporated by reference as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. For further information, reference is hereby made to the Registration Statement and exhibits thereto, copies of which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained from the Commission at the same address at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 (filed on March 31, 1997);

     (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (filed on May 13, 1997);

     (3) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (filed on August 13, 1997);

     (4) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (filed on November 13, 1997);

     (5) The Company's Current Report on Form 8-K/A filed with the Commission on January 15, 1997;

     (6) The Company's Current Report on Form 8-K filed with the Commission on February 3, 1997;

     (7) The Company's Current Report on Form 8-K filed with the Commission on April 15, 1997;

     (8) The Company's Current Report on Form 8-K and Form 8-K/A filed with the Commission on February 19, 1997 and April 15, 1997, respectively;

     (9) The Company's Current Report on Form 8-K and Form 8-K/A filed with the Commission on April 2, 1997 and April 21, 1997, respectively;

     (10) The Company's Current Report on Form 8-K and Form 8-K/A filed with the Commission on April 11, 1997 and June 2, 1997, respectively;

     (11) The Company's Current Report on Form 8-K filed with the Commission on November 13, 1997; and

     (12) The Company's Registration Statement on Form 8-A filed on May 5, 1995, registering the Company's Common Stock under Section 12(g) of the Exchange Act.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering shall hereby be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of these documents (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein) will be provided by first class mail without charge to each person to whom this Prospectus is delivered, upon written or oral request by such person to Applied Cellular Technology, Inc., James River Professional Center, Highway 160 & CC, Suite 5, P.O. Box 2067, Nixa, Missouri 65714; Attention: Kay Langsford, Corporate Controller (telephone: (417) 725-9888.)

     No person has been authorized in connection with this offering to give any information or to make any representation not contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholders or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.
                                TABLE OF CONTENTS


                Available Information......................... 2
                Risk Factors.................................. 4
                The Company .................................. 6
                Selling Shareholders.......................... 7
                Information Concerning Capital Stock ........ 12
                Plan Of Distribution ........................ 13
                Legal Matters................................ 13
                Experts...................................... 13

                                  RISK FACTORS

     In addition to the other information contained herein, the following factors should be considered carefully in evaluating the Company and its business before purchasing any of the Common Stock offered hereby.

Uncertainty of Future Financial Results

         While the Company has been profitable for the last two fiscal years, future financial results are uncertain. There can be no assurance that the Company will continue to be operated in a profitable manner. Profitability depends upon many factors, including the success of the Company's various marketing programs, the maintenance or reduction of expense levels and the ability of the Company to successfully coordinate the efforts of the different segments of its business.

Future Sales of and Market for the Shares

         As of November 11, 1997, the Company had 18,365,211 shares of Common Stock outstanding. Between January 1, 1997 and November 11, 1997, the Company has issued an aggregate of 12,566,510 shares of common stock, of which 7,545,731 shares were issued in acquisitions, 2,123,500 shares were issued on exercise of warrants, 1,354,167 shares were issued on conversion of 100,000 shares of the Company's Preferred Stock, 650,000 shares were issued on exercise of options, 546,112 shares were issued for services rendered, 175,000 were sold to officers of the Company or its subsidiaries, and 172,000 were issued in private placement transactions.

         Management of the Company anticipates that the Company will continue to effect acquisitions and contract for certain services primarily through the issuance of Common Stock or other equity securities of the Company. Such issuances of additional securities may be viewed as being dilutive of the value of the Common Stock in certain circumstances and may have an adverse impact on the market price of the Common Stock.

Risks Associated with Acquisitions and Expansion

         The Company has engaged in a continuing program of acquisitions of other businesses which are considered to be complementary to the lines of business carried on by the Company, and it is anticipated that such acquisitions will continue to occur. As of September 30, 1997, the total assets of the Company were approximately $55 million. As of December 31, 1996, the total assets of the Company were approximately $33 million, compared to approximately $4 million at the end of 1995. Net operating revenues for the nine month period ended September 30, 1997 were approximately $72 million. Net operating revenues for 1996 were approximately $20 million, compared with $2.3 million in 1995 and $0.3 million in 1994. Managing these dramatic changes in the scope of the business of the Company will present ongoing challenges to management, and there can be no assurance that the Company's operations as currently structured, or as affected by future acquisitions, will be successful. The businesses acquired by the Company may require substantial additional capital, and there can be no assurance as to the availability of such capital when needed, nor as to the terms on which such capital might be made available to the Company. It is the Company's policy to retain existing management of acquired companies and to allow the new subsidiary to continue to operate in the manner which has resulted in its success in the past, under the overall supervision of senior management of the Company. Accordingly, the success of the operations of these subsidiaries will depend, to a great extent, on the continued efforts of the management of the acquired companies.

Competition

         Each segment of the Company's business is highly competitive, and it is expected that competitive pressures will continue. Many of the Company's competitors have far greater financial and other resources than the Company. The areas which the Company has identified for continued growth and expansion are also target market segments for some of the largest and most strongly capitalized companies in the United States. There can be no assurance that the Company will have the financial, technical, marketing and other resources required to compete successfully in this environment in the future.

Dependence on Key Individuals

         The future success of the Company is highly dependent upon the Company's ability to attract and retain qualified key employees. The Company is organized with a small senior management team, with each of its separate operations under the day-to-day control of local managers. If the Company were to lose the services of any members of its central management team, the overall operations of the Company could be adversely affected, and the operations of any of the individual facilities of the Company could be adversely affected if the services of the local managers should be unavailable.

Lack of Dividends on Common Stock; Issuance of Preferred Stock

         The Company does not have a history of paying dividends on its Common Stock, and there can be no assurance that such dividends will be paid in the foreseeable future. The Company intends to use any earnings which may be generated to finance the growth of the Company's businesses. The Board of Directors has the right to authorize the issuance of preferred stock, without further stockholder approval, the holders of which may have preferences as to payment of dividends.

Potential Conflicts of Interests

     Mr. Richard Sullivan, the Chief Executive Officer of the Company, is also Chairman of Great Bay Technology, Inc. and Managing General Partner of the Bay Group. Both these companies conduct business with the Company, and receive compensation from the Company for various services, including assistance in identifying potential acquisition candidates and in negotiating acquisition transactions. The relationships among such companies, Mr. Sullivan and the Company may involve conflicts of interest.

Possible Volatility of Stock Price

         The Common Stock is quoted on the Nasdaq Small-Cap Market, which stock market has experienced and is likely to experience in the future significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the operating performance of the Company. In addition, the Company believes that factors such as the significant changes to the business of the Company resulting from continued acquisitions and expansions, quarterly fluctuations in the financial results of the Company, shortfalls in earnings or sales below analyst expectations, changes in the performance of other companies in the same market sectors as the Company and the performance of the overall economy and the financial markets could cause the price of the Common Stock to fluctuate substantially.

Forward-Looking Statements and Associated Risk

         This Prospectus, including the information incorporated herein by reference, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding, among other items, (i) the Company's growth strategies, (ii) anticipated trends in the Company's business and demographics and (iii) the Company's ability to successfully integrate the business operations of recently acquired companies. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described in "Risk Factors," including, among others, regulatory, competitive or other economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will be accurate.

                                   THE COMPANY

     The Company is a diversified technology company, operating predominantly in three industry segments, as follows:

     The services and solutions group (formerly the retail group) installs, sells, services and supports cellular phone and other wireless services, business telephone systems, voice mail and interactive voice response systems, commercial long distance and local telephone services, residential long distance telephone services, digital satellite television services to business and consumer end-users, and computer systems, offering custom and custom-tailored software and hardware systems for manufacturers, wholesales, distributors and field sales and service organizations, and construction and installation of microwave cellular and digital PCS towers.

     The  computer  group  provides   leasing,   remarketing,   parts-on-demand,
consulting and business continuity services for mainframe, midrange and PC systems to industrial, commercial and retail organizations.

     The manufacturing group manufactures customized analog and digital and off-the-shelf industrial temperature controls and custom analog and digital electrical products, and satellite dish positioning systems.

     The largest part of the Company's current operations are the result of acquisitions completed during the last two years. During 1995, the net operating revenues of the Company were $2.34 million. For the nine month period ended September 30, 1997, net operating revenues were $72.1 million. For 1996, net operating revenues were $19.76 million, of which almost $14 million was from the Company's services and solutions segment. Since January 1, 1997, the Company has completed 12 additional acquisitions, of companies whose aggregate net revenues for 1996the nine months ended September 30, 1997 were approximately $42 million.

     The principal office of the Company is located at Highway 160 and CC, Suite 5, Nixa, Missouri 65714, phone 417-725-9888. Satellite corporate offices are located in Amherst, New Hampshire, Cambridge, Massachusetts and St. Louis, Missouri.

     Each operating business is conducted through a separate subsidiary company directed by its own management team, and each subsidiary company has its own marketing and operations support personnel. Each management team reports to the President, who is responsible for overall corporate control and coordination, as well as financial planning. The Chairman is responsible for the overall business and strategic planning of the Company.

                            SELLING SHAREHOLDERS

     The following table sets forth information regarding the ownership of the Common Stock by the Selling Shareholders as of the date of this Prospectus and as adjusted to reflect the sale of the shares of Common Stock offered hereby .

     The Shares have been or will be issued by the Company from time to time (a) in various acquisition transactions, (b) in consideration for services rendered to the Company or (c) on exercise of warrants previously issued by the Company, all as described in the footnotes to the following table. The registration of the Shares has been effected pursuant to agreements entered into by the Company with the Selling Shareholders. Although such registration will allow the sale of the Shares by the Selling Shareholders from time to time as described herein, the Company believes that the Selling Shareholders do not currently intend to sell all or substantially all of the Shares.

     The percentage owned prior to and after the offering reflects all of the then outstanding common shares. The amount and percentage owned after the offering assumes the sale of all of the common shares being registered on behalf of the selling shareholders.

                                                                                      Ownership After
                                                                  Number of Shares     the Offering if
                                       Ownership Prior to the      Offered Hereby       all Shares are
           Selling Shareholder              Offering                                       Sold
----------------------------------------------------------------- ----------------------------------
                                            Shares           %                       Shares   %
----------------------------------------------------------------------------------------------------

James M. Shaver                          1,433,600 (1)      7.81%      1,433,600          0  --
Herman J. Valdez                           614,400 (1)      3.35         614,400          0  --
Lee W. Murray                               28,800 (2)       *            28,800          0  --
Russell S. Gardner, III                     28,800 (2)       *            28,800          0  --
Livingston Davies                          158,272 (3)       *           158,272          0  --
Livingston Davies Irrevocable Trust         78,713 (3)       *            78,713          0  --
John H. Knowles, Jr.                        87,459 (3)       *            87,459          0  --
Timothy Hilton--Knowles Minority Trust      10,344 (3)       *            10,344          0  --
Jospeh Dillon Knowles Minority Trust        10,344 (3)       *            10,344          0  --
Cameron LaCroix Knowles Minority Trust      10,344 (3)       *            10,344          0  --
Andor Co., Ltd.                            355,477 (3)       1.94%       355,477          0  --
Robin James Smith--Saville                 231,970 (4)       1.26%       231,970          0  --
Else Meyland Smith                           6,058 (4)       *             6,058          0  --
Lawrence Jan Martin Smith                    9,086 (4)       *             9,086          0  --
Susan Mary Smith                             9,086 (4)       *             9,086          0  --
Stephen Kingsley Barton                      2,844 (4)       *             2,844          0  --
Managed Technology Investors               160,705 (4)       *           160,705          0  --
Geoffrey John Walker                        37,231 (4)       *            37,231          0  --
Peter Martin Terrell                         6,058 (4)       *             6,058          0  --
Melvin Barmat                                  948 (4)       *               948          0  --
Robin Bernard Michaelson                    11,934 (4)       *            11,934          0  --
D. J. Davis                                  2,226 (5)       *             2,226          0  --
Kevin O'Keefe & Associates                  10,016 (5)       *            10,016          0  --
Lora R. Steinmann                          800,080 (6)       4.36%       800,080          0  --
E. Kurt Steinmann                          109,760 (6)       *           109,760          0  --
Dolores L. Franco                           30,800 (6)       *            30,800          0  --
Eric J. Steinmann                          123,840 (6)       *           123,840          0  --
Lance J. Umbertis                          149,040 (6)       *           149,040          0  --
Josef M. Steinman                          149,040 (6)       *           149,040          0  --
Lohr N. Bangle                               9,200 (6)       *             9,200          0  --
Robert A. Bospflug                          17,040 (6)       *            17,040          0  --
Scott A. Capistrano                         10,000 (6)       *            10,000          0  --
Andrea L. Downs                              6,240 (6)       *             6,240          0  --
Craig C. Gibble                             16,720 (6)       *            16,720          0  --


                                      7



Pamela L. Pittman                           27,200 (6)       *            27,200          0  --
Gaylord S. Poiry                             6,000 (6)       *             6,000          0  --
Victor S. Ahern                             16,240 (6)       *            16,240          0  --
Arie W. Bos                                 13,040 (6)       *            13,040          0  --
Patricia A. Miller                           2,160 (6)       *             2,160          0  --
Heinz J. Steinmann                          18,000 (6)       *            18,000          0  --
Lance R. Steinmann                          16,800 (6)       *            16,800          0  --
Daniel P. Wolfe                              9,680 (6)       *             9,680          0  --
Randy C. Zachary                             6,000 (6)       *             6,000          0  --
STC Netcom, Inc. Employees' Trust           63,120 (6)       *            63,120          0  --
William A. Forkner                          35,000 (7)       *            35,000          0  --
William A. Husa                             35,000 (7)       *            35,000          0  --
Karen Clement                                1,000 (8)       *             1,000          0  --
John Kunish                                 20,000 (9)       *            20,000          0  --
John McCarthy                               20,000 (9)       *            20,000          0  --
Kay E. Langsford                             5,000 (9)       *             5,000          0  --
Andrew Werdeman                              2,000 (9)       *             2,000          0  --
Phillip Tranbarger                           5,000 (9)       *             5,000          0  --
Richard J. Sullivan                      1,848,374 (9)(10)  10.06%       891,374    957,000 5.21%
Garrett A. Sullivan                        370,000 (9)(11)   2.01%       120,000    250,000 1.36%
John Beasley                                10,503 (12)      *            10,503          0  --
J. Alexander Securities, Inc.                1,000 (13)      *             1,000          0  --
North American Corporate Consultants           500 (13)      *               500          0  --
Reovest, Inc.                                  121 (13)      *               121          0  --
Hayden, Buczeck & Associates                 8,000 (13)      *             8,000          0  --
Merra, Kanakis, Creme & Mellor, P.C.           940 (13)      *               940          0  --
Ira Miller & Co.                            62,500 (13)      *            62,500          0  --
Scott Kelly                                 12,500 (13)      *            12,500          0  --
Vincent F. & Kim N. Lo Castro, Joint
  Tenants                                  550,000 (14)      2.99%       550,000          0  --
The Bruce Reale Revocable Trust dated
  8/1/90,  Bruce Reale & The Reale       1,282,966 (15)      6.99%     1,256,240     26,726   *
  Family Limited Partnership
Scott R. Silverman                         101,240 (16)      *           101,240          0  --
David A. Loppert                           100,000 (17)      *           100,000          0  --
Marc Sherman                               423,480 (18)      2.31%        23,480    400,000 2.18%
Daniel E. Penni                             81,865 (19)      *            45,000     36,865   *
Angela M. Sullivan                           5,000 (20)(21)  *             5,000          0  --
Arthur F. Noterman                           5,000 (20)      *             5,000          0  --
Capital Alliance Corp.                     159,695 (22)      *            94,167     65,528   *
Rigo Felix                                   6,726 (23)      *             6,726          0  --
Gary A. Gray                               140,000 (24)      *           100,000     40,000   *
Attkisson, Carter & Akers                  200,000 (25)      1.09%       200,000          0  --
Dominick & Dominick                        250,000 (26)      1.36%       250,000          0  --
Lokken, Chesnut and Cape                  248,500 (27)      1.35%       125,000    123,500   *
Sherri Sheerr                              158,351 (28)      *           158,351          0  --
Harvey H. Newman                           235,547 (29)      1.28%       235,547          0  --
Martin D. Zuckerman                        226,309 (29)      1.23%       226,309          0  --
Edward L. Cummings                          22,858 (30)      *            13,490      9,368   *
Charles Newman                               5,000 (31)      *             5,000          0  --
James Folts                                  5,173 (32)      *             5,173          0  --
Mark Crowley                                 6,181 (32)      *             6,181          0  --
Mark Gilles                                    863 (32)      *               863          0  --
David Hagedorn                                 432 (32)      *               432          0  --



                                       8


Todd S. Larchuk                                691 (32)      *               691          0  --
Vincent Ravo                                 6,181 (32)      *             6,181          0  --
Matthew Runo                                   518 (32)      *               518          0  --
Edelson Technology Partners II             325,051 (32)      1.77%       325,051          0  --
4C Ventures                                 81,490 (32)      *            81,490          0  --
RH Investment Group No. 1                    5,563 (32)      *             5,563          0  --
Michael Epstein                             15,520 (32)      *            15,520          0  --
Roger Miller                                15,198 (32)      *            15,198          0  --
Ian G. Miller Trust                            976 (32)      *               976          0  --
Helen E. Miller Trust                          247 (32)      *               247          0  --
Lee Katherine Miller Trust                     247 (32)      *               247          0  --
Charles W. Miller Trust                        247 (32)      *               247          0  --
Nicholas J. Miller Trust                       247 (32)      *               247          0  --
Ludwig Kapp                                 43,379 (32)      *            43,379          0  --
Charitable Lead Trust                        7,858 (32)      *             7,858          0  --
Dorothy E. Pattee                           15,717 (32)      *            15,717          0  --
Douglas Kemmerer                               345 (32)      *               345          0  --
Bonnie Jennings                                  3 (32)      *                 3          0  --
Scott Cusins                                    43 (32)      *                43          0  --
Tara Mezzanotte                                  3 (32)      *                 3          0  --
Tracy Mocha                                    130 (32)      *               130          0  --
Ron Williamson                                   9 (32)      *                 9          0  --
John F. Reap                                26,176 (32)      *            26,176          0  --
Edward Feldman                              20,352 (32)      *            20,352          0  --
Elizabeth B. & Donald C. Lennox, Joint
  Tenants                                   20,296 (32)      *            20,296          0  --
George S. & Carol C. Anton, Joint Tenants    7,235 (32)      *             7,235          0  --
Suzann E. & Michael S. Nielsen, Joint
  Tenants                                    1,624 (32)      *             1,624          0  --
Brian J. & Jeanne K. Daly, Joint Tenants     8,454 (32)      *             8,454          0  --
William H. McEvoy                              377 (32)      *               377          0  --
Robert W. Long                                 449 (32)      *               449          0  --
Scott Bartolett                              4,134 (32)      *             4,134          0  --
Jo Ann & Anthony J. Nicoletti, Joint
  Tenants                                       17 (32)      *                17          0  --
Claire L. & Thomas A. Frew, Joint Tenants        9 (32)      *                 9          0  --
Debora Adams                                   267 (32)      *               267          0  --
Alice Christensen                              259 (32)      *               259          0  --
Karen L. Murphy                                267 (32)      *               267          0  --
David Shafer                                   267 (32)      *               267          0  --
Kevin M. Stewart                               210 (32)      *               210          0  --
Donald P. Proefrock                             25 (32)      *                25          0  --
Albert V. & Diane J. Narusberg, Joint
  Tenants                                       25 (32)      *                25          0  --
Ronald M. Kaplan                            18,204 (33)      *            18,204          0  --
CoreStates Bank, N.A.                      240,265 (34)      1.31%       240,265          0  --
                                        ----------                   -----------      -----

     Total .........................    12,425,914                    10,516,927  1,908,987

-----------------
*      Represents ownership of less than one percent.

    (1) Represents shares of Common Stock received pursuant to the Company's acquisition of an 80% interest in Advanced Telecommunications, Inc., effective as of April 1, 1997.

     (2) Represents shares of Common Stock received pursuant to the Company's acquisition of a 100% interest in DLS Service Corporation., effective as of July 1, 1997.

     (3) Represents shares of Common Stock received pursuant to the Company's acquisition of a 100% interest in Intermatica, Inc., effective as of June 30, 1997.

     (4) Represents shares of Common Stock received pursuant to the Company's acquisition of an 80% interest in Signal Processors, Ltd., effective as of April 1, 1997.

     (5) Represents shares of Common Stock for acting as a broker in the Company's acquisition of Signal Processors, Ltd.

     (6) Represents shares of Common Stock received pursuant to the Company's acquisition of an 80% interest in STC Netcom, Inc., effective as of July 1, 1997.

     (7) Represents shares of Common Stock for acting as a broker in the Company's acquisition of STC Netcom, Inc. (8) Represents shares of Common Stock issued as a bonus on March 3, 1997. Ms. Clement is an employee of a subsidiary of the Company.

     (9) Represents shares of Common Stock issued as a bonus to certain employees of the Company or its subsidiaries on January 11, 1996.

     (10) Includes (a) 50,000 shares of Common Stock issued as a bonus to certain employees of the Company or its subsidiaries on January 11, 1996 , (b) 48,109 shares of Common Stock received pursuant to an employment agreement between the Company and Mr. Sullivan in lieu of cash compensation for the year beginning June 1, 1997, (c) 193,265 shares of Common Stock issued to The Bay Group, Inc. for services rendered, and (d) 600,000 shares issuable on exercise (at a purchase price of $3.00 per share) of Class N Warrants issued to Great Bay Technology, Inc. in 1997, in consideration for its agreement to exercise certain previously-issued warrants. The Bay Group is owned by Richard J. Sullivan and Angela M. Sullivan, a Director of the Company. Richard J. Sullivan, Angela
M. Sullivan and Stephanie Sullivan are the controlling shareholders of Great Bay Technology, Inc.

     (11) Includes (a) 20,000 shares of Common Stock issued as a bonus to certain employees of the Company or its subsidiaries on January 11, 1996, (b)
100,000 shares of Common Stock issuable on exercise (at a purchase price of $3.00 per share) of Class N Warrants issued to Mr. Sullivan in 1997, in consideration for his agreement to exercise certain previously-issued warrants.

     (12) Represents shares of Common Stock received pursuant to an Employment Agreement between the Company, its subsidiary, Atlantic Systems, Inc., and Mr. Beasley. Mr. Beasley is an employee of Atlantic Systems, Inc.

     (13) Represents shares of Common Stock received in consideration for services rendered to the Company. (14) Represents 650,000 shares of Common Stock received in exchange for 48,000 shares of the Company's Redeemable Preferred Stock. Shortly after receiving the shares of Common Stock, Mr. & Mrs. Lo Castro exchanged 100,000 of these restricted shares of Common Stock for 100,000 shares of registered Common Stock with The Reale Family Limited Partnership (see 15 below).

     (15) Includes (a) 676,726 shares owned by The Bruce Reale Revocable Trust dated 8/1/90, (b) 100,000 shares owned by The Reale Family Limited Partnership,
(c) 26,240 shares owned by Bruce Reale and (d) 480,000 shares of Common Stock issuable on exercise (at a purchase price of $3.00 per share) of Class P Warrants issued to The Bruce Reale Revocable Trust in 1997, in consideration for his agreement to exercise certain previously-issued warrants.

    (16) Represents (a) 75,000 shares of Common Stock purchased from the Company on June 23, 1997 under a note purchase agreement, and (b) 26,240 shares of Common Stock received for acting as a broker in the Company's acquisition of Advanced Telecommunications, Inc. Mr. Silverman is an officer of a subsidiary of the Company.

    (17) Represents shares of Common Stock purchased from the Company on May 9, 1997 under a note purchase agreement. Mr. Loppert is Vice President, Treasurer and Chief Financial Officer of the Company.

     (18) Includes (a) 9,990 shares of Common Stock received by Mr. Sherman in connection with an Amendment to Agreement of Sale dated as of September 30, 1997, among the Company, Mr. Sherman and Universal Commodities Corp. ("UCC"). Mr. Sherman is President of UCC, a subsidiary of the Company; (b) 4,443 shares of Common Stock as a finders fee in connection with UCC's acquisition of Cybertech Station, Inc. (see note 29 below); and (c) 9,047 shares of Common Stock as a finders fee in connection with UCC's acquisitionof PPL, Ltd (see note 30 below). Mr. Sherman received 581,818 shares of Common Stock when the Company purchased 80% of UCC. The Company's share registry does not reflect Mr. Sherman as an owner of record of these shares as of November 12, 1997. As of November 12, 1997, Mr. Sherman has represented that he beneficially owns 423,480 shares of Common Stock.

     (19) Represents (a) 5,000 shares of Common Stock received for services rendered as a Director of the Company, (b) 30,000 shares for prior services rendered to the Company for the period from 1995 - 1997, and (c) 10,000 shares for the conversion of a loan to the Company.

     (20) Represents shares of Common Stock received for services rendered as a Director of the Company.

     (21) Ms. Sullivan is married to Richard J. Sullivan, the Company's Chairman and Chief Executive Officer.

     (22) Includes 54,167 shares of Common Stock received in exchange for 4,000 shares of the Company's Redeemable Preferred Stock and 40,000 shares of Common Stock issuable on exercise (at a purchase price of $3.00 per share) of Class P Warrants issued to Capital Alliance Corp. in 1997, in consideration for its agreement to exercise certain previously-issued warrants.

     (23) Represents 6,726 shares of Common Stock received in exchange for 21,158 shares of common stock in Cra-Tek Company. Effective as of August 1, 1996, the Company purchased 80.1% of the outstanding common shares of Cra-Tek Company and has an option to acquire the remaining 19.9%. The 21,158 shares acquired represents an additional 1.8% of Cra-Tek's outstanding shares.

     (24) Represents shares of Common Stock issuable on exercise (at a purchase price of $3.00 per share) of Class N Warrants issued to Mr. Gray in 1997, in consideration for his agreement to exercise certain previously-issued warrants.

     (25) Represents shares of Common Stock issuable on exercise (at a purchase price of $3.00 per share) of Class O Warrants issued to Attkisson, Carter & Akers in 1997 in consideration for investment banking services and assisting the Company in private placements of warrants.

     (26) Represents shares of Common Stock issuable on exercise (at a purchase price of $8.375 per share) of Class Q Warrants issued to Dominick & Dominick in 1997, in consideration for its agreement to exercise certain previously-issued warrants.

     (27) Includes 125,000 shares of Common Stock issuable on exercise (at a purchase price of $8.375 per share) of Class R Warrants issued to Lokken, Chesnut & Cape in 1997, in consideration for its agreement to exercise certain previously-issued warrants.

     (28) Represents shares of Common Stock received pursuant to the Company's subsidiary, UCC's, acquisition of an 80% interest in Cybertech Station, Inc., effective as of July 1, 1997.

     (29) Represents shares of Common Stock received pursuant to the Company's subsidiary, UCC's, acquisition of an 80% interest in PPL, Ltd., effective as of July 1, 1997.

     (30) Includes (a) 4,444 shares of Common Stock as a finders fee in connection with UCC's acquisition of Cybertech Station, Inc.; and (b) 9,046 shares as a finders fee in connection with UCC's acquisition of PPL. Ltd..

     (31) Represents shares of Common Stock as a finders fee in connection with UCC's acquisition of PPL. Ltd.

     (32) Represents shares of Common Stock received pursuant to the Company's acquisition of a 100% interest in Alacrity Systems, Inc., effective as of October 1, 1997.

     (33) Represents shares of Common Stock as a finders fee in connection with the Company's acquisition of Alacrity Systems, Inc.

     (34) Represents shares of Common Stock issuable on exercise (at a purchase price of $6.00 per share) of Class S Warrants issued to CoreStates Bank, N.A. in October, 1997 as collateral for a loan to a subsidiary of the Company.

                      INFORMATION CONCERNING CAPITAL STOCK

     The Company's Certificate of Incorporation authorizes the issuance of up to 40,000,000 shares of Common Stock, and up to 5,000,000 shares of preferred stock (the "Preferred Stock"). The Preferred Stock may be issued from time to time and on such terms as are specified by the Company's Board of Directors, without further authorization from the stockholders of the Company.

     As of November 11, 1997, there were outstanding 18,365,211 shares of Common Stock and 9,000 shares of Preferred Stock, par value $10 per share, redemption value $100 per share.

     As of November 11, 1997, (i) there were outstanding warrants to purchase 2,728,229 shares of Common Stock at a weighted average exercise price of $5.42 per share, and (ii) options held by employees of the Company to purchase 2,916,100 shares of Common Stock at a weighted average exercise price of $4.52 per share. All of the warrants are currently exercisable. Of the outstanding options, 705,000 are now exercisable at a weighted average exercise price of $4.44, and the rest become exercisable at various times over the next three years. The Shares offered pursuant to this Prospectus include 2,135,265 shares of Common Stock issuable on exercise of outstanding warrants.

     The Company's  Common Stock trades on the Nasdaq Small-Cap Market under the symbol "ACTC." The following table sets forth the high and low sale prices of the Common Stock as reported by the Nasdaq Small-Cap Market for each of the quarters since the Common Stock began trading on the Nasdaq Small-Cap Market in August 1995.
                                                     High             Low


             1995

                  Third Quarter   .............      9               7-1/8
                  Fourth Quarter  .............      7-1/2           3-5/8
             1996
                  First Quarter   .............      6-7/8           2-3/4
                  Second Quarter  .............      9-1/8           4
                  Third Quarter   .............      7-7/8           3-3/4
                  Fourth Quarter  .............      7-3/8           4-1/2
             1997
                  First Quarter   .............      5-7/8           4
                  Second Quarter  .............      4-3/8           2-5/8
                  Third Quarter    ............      8-3/4           3-1/16
                  Fourth Quarter (through
                    November 12)   .............      9-3/4           5-5/8

         On November 12, 1997, the last reported sale price of the Common Stock on the Nasdaq Small-Cap Market was $7.125. As of November 12, 1997, there were approximately 1,120 shareholders of record of the Common Stock.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may sell the Shares offered hereby in one or more transactions (which may include "block" transactions) on the Nasdaq Small-Cap Market, in the over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchaser(s) of the Shares for whom they may act as agent or to whom they may sell as principals, or both. The Selling Shareholders and any agents, dealers or underwriters that act in connection with the sale of the Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of the Shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

     The Company will receive no portion of the proceeds from the sale of the Shares and will bear all of the costs relating to the registration of this Offering (other than any fees and expenses of counsel for the Selling Shareholders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the Shares will be borne by the Selling Shareholders.


                                  LEGAL MATTERS

     Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Bryan Cave LLP, St. Louis, Missouri.


                                     EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been audited by Rubin, Brown, Gornstein & Co. LLP, independent public accountants, as indicated in their report with respect thereto, and are included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

     The financial statements of Alacrity Systems, Inc. appearing in Applied Cellular Technology Inc.'s Current Report on Form 8-K dated November 12, 1997 have been examined by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.